EXHIBIT 99.2
FOR IMMEDIATE RELEASE


              GRAND UNION TO OBTAIN $40 MILLION FROM ACCELERATION
                     OF SCHEDULED SALES OF PREFERRED STOCK

      WAYNE, NJ, JUNE 12, 1997-- The Grand Union Company, together with two of its investors, Trefoil Capital Investors II, L.P. and GE Investment Private Placement Partners II, a Limited Partnership, announced today that they had consummated their previously announced agreement to accelerate the investors' obligations to purchase the remaining $40 million of the Company's Class A Convertible Preferred Stock under the July 30, 1996 Stock Purchase Agreement among the Company and the investors. Subsequent to the issuance of the new Class A Preferred Stock, the investors exchanged the $40 million of Class A Preferred Stock for a like amount of principal amount of a new issue of the Company's Class B Preferred Stock.

      Roger E. Stangeland, Chairman of the Board and interim Chief Executive Officer, said, "The future is exciting for our Company as we move ahead with our strategic plan, a strong customer franchise, a new senior management team and loyal associates dedicated to helping the Company grow to its full potential."

      The Company currently operates 225 retail food stores under the Grand Union name in six Northeastern states. Its common stock trades on the NASDAQ National Market under the GUCO symbol.